EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of International Land Alliance, Inc. of our report dated April 2, 2018 on the consolidated financial statements of International Land Alliance, Inc. as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

Houston, Texas

March 1, 2019